Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE

Contact:
Mitch Fastenau
515.412.2194
mfastenau@fhlbdm.com

Kevin Larkin Named FHLB Des Moines Chief Information Officer

(Des Moines, Iowa) - Effective March 23, Kevin Larkin will become the new Chief Information Officer at the Federal Home Loan Bank of Des Moines (FHLB Des Moines or the Bank). Larkin has more than 25 years of professional experience, and will oversee the Bank’s information technology (IT) and information security (IS) departments.

“I am thrilled to have Kevin join the Federal Home Loan Bank of Des Moines,” said Kris Williams, president and chief executive officer, FHLB Des Moines. “He has a proven track record in leading IT/IS teams, both in and outside of the Federal Home Loan Bank System. Additionally, he has extensive leadership, strategy and compliance experience which will make him a great addition to our team.”

Most recently, Larkin served as vice president, managing director, IT operations at Federal Home Loan Bank of Chicago. Prior to joining FHLB Chicago, Larkin served as assistant vice president of business systems and IT governance for Illinois Mutual Life Insurance. Larkin also served as the director of business solutions at FHLB Pittsburgh for nearly 13 years.

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The Federal Home Loan Bank of Des Moines is a member-owned cooperative that provides funding solutions and liquidity to nearly 1,350 financial institutions to support mortgage lending, economic development and affordable housing in their communities. Serving 13 states and three U.S. Pacific territories, FHLB Des Moines is one of 11 regional Banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts and community development financial institutions. The Des Moines Bank is wholly owned by its members and receives no taxpayer funding. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.